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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Callon Petroleum Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)

CALLON PETROLEUM COMPANY
200 NORTH CANAL STREET
NATCHEZ, MISSISSIPPI 39120

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, MAY 6, 2004

To the Shareholders of
   Callon Petroleum Company (the “Company”):

     Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of the Company will be held in Natchez, Mississippi, on Thursday, May 6, 2004, at 9:00 a.m., in the St. Louis Room of the Natchez Convention Center, 211 Main Street, Natchez, Mississippi 39120, for the following purposes:

1.	To elect three Class I directors to hold office until the 2007 Annual Meeting of Shareholders;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Shareholders of record at the close of business on March 26, 2004 will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or adjournments thereof.

     Shareholders are cordially invited to attend the Annual Meeting in person. Those individuals who will not attend and who wish for their shares to be voted are requested to sign, date and mail promptly the enclosed proxy card for which a postage-prepaid return envelope is provided.

By Order of the Board of Directors

/s/ Robert A. Mayfield
Robert A. Mayfield
Corporate Secretary

Natchez, Mississippi
April 16, 2004

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IF YOU CANNOT ATTEND, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE RETURN ENVELOPE ENCLOSED FOR YOUR USE. NO POSTAGE IS REQUIRED IF THE ENVELOPE IS MAILED IN THE UNITED STATES.

SOLICITATION AND REVOCABILITY OF PROXIES
VOTING REQUIREMENTS
QUORUM AND OTHER MATTERS
BENEFICIAL OWNERSHIP OF SECURITIES
PROPOSAL I ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
PROPOSAL II RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
SHAREHOLDERS’ PROPOSALS FOR 2005 ANNUAL MEETING
FINANCIAL STATEMENTS
OTHER BUSINESS
Appendix A

PROXY STATEMENT

CALLON PETROLEUM COMPANY
200 North Canal Street
Natchez, Mississippi 39120
(601) 442-1601

ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, MAY 6, 2004

SOLICITATION AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Callon Petroleum Company, a Delaware corporation (the “Company”), from holders (“Shareholders”) of the common stock, $.01 par value per share (“Common Stock”), of the Company for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 6, 2004, at 9:00 a.m., in the St. Louis Room of the Natchez Convention Center, 211 Main Street, Natchez, Mississippi 39120, and at any adjournment or adjournments thereof (such meeting or adjournment thereof is referred to herein as the “Annual Meeting”), for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Shareholders (“Notice”).

     A proxy in the form accompanying this Proxy Statement (each a “Proxy”), when properly executed and returned, will be voted in accordance with the directions specified on the Proxy, and otherwise in accordance with the judgment of the persons designated therein as proxies. Any Proxy which does not withhold authority to vote or on which no other instructions are given will be voted for the election of the nominees named herein to the Board of Directors and in favor of the other proposals set forth in the Notice. Any Proxy may be revoked at any time before it is exercised by delivering, to the Secretary of the Company, written notice of revocation or a duly executed Proxy bearing a later date, or by voting in person at the Annual Meeting.

     This Proxy Statement and the accompanying Notice and form of Proxy are being mailed to Shareholders on or about April 16, 2004. The Annual Report for the Company’s fiscal year ended December 31, 2003 is also being mailed to Shareholders contemporaneously with this Proxy Statement, although the Annual Report does not form a part of the material for the solicitation of Proxies.

     Proxies will be solicited primarily by mail, but employees of the Company may also solicit Proxies in person or by telephone. Arrangements may be made with brokerage firms or other custodians, nominees, and fiduciaries to send proxy materials to the beneficial owners of the Common Stock of the Company. All costs incurred in the solicitation of Proxies will be borne by the Company.

Matters to be Considered at the Annual Meeting

     Unless otherwise indicated, Proxies in the form enclosed that are properly executed, duly returned, and not revoked will be voted in favor of (1) the election of the three Class I director nominees to the Board of Directors named herein, and (2) the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004.

     The Board of Directors is not presently aware of other proposals that may be brought before the Annual Meeting. In the event other proposals are brought before the Annual Meeting, the persons named in the enclosed Proxy will vote in accordance with what they consider to be in the best interests of the Company and its Shareholders.

VOTING REQUIREMENTS

     The Board of Directors has fixed the close of business on March 26, 2004 as the record date (the “Record Date”) for the determination of Shareholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of all Shareholders entitled to vote at the Annual Meeting will be open for examination by any Shareholder during normal business hours for a period of ten days prior to the Annual Meeting at the offices of the Company, 200 North Canal Street, Natchez, Mississippi 39120. Such list will also be available at the Annual Meeting and may be inspected by any Shareholder who is present. On the Record Date, the Company’s outstanding voting securities consisted of 13,970,560 shares of Common Stock. Holders of Common Stock will be entitled to one vote per share of Common Stock held of record on the Record Date for each proposal to be presented at the Annual Meeting.

QUORUM AND OTHER MATTERS

     The holders of a majority of the total shares of Common Stock issued and outstanding on the Record Date, whether present in person or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For purposes of determining whether a quorum is present under Delaware law, broker non-votes and abstentions count towards the establishment of a quorum. The election of directors requires the favorable vote of the holders of a plurality of shares of Common Stock present and voting, in person or by Proxy, at the Annual Meeting. Abstentions and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular candidate. A majority of the votes represented by the Shareholders present at the Annual Meeting, in person or by proxy, is necessary for ratification of the appointment of the Company’s independent auditors. Abstaining shares will be considered present at the Annual Meeting for this matter so that the effect of abstentions will be the equivalent of a “no” vote. With respect to broker non-votes, the shares will not be considered present at the Annual Meeting for this matter so that broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated.

BENEFICIAL OWNERSHIP OF SECURITIES

Management and Principal Shareholders

     The following table sets forth, as of the Record Date, certain information with respect to the ownership of shares of Common Stock held by (i) all persons known by the Company to be the beneficial owners of 5% or more of the outstanding Common Stock, (ii) each director, (iii) each nominee for director, (iv) each of the executive officers named in the Summary Compensation Table, and (v) all executive officers and directors of the Company as a group. Information set forth in the table with respect to beneficial ownership of Common Stock has been obtained from filings made by the named beneficial owners with the Securities and Exchange Commission (“Commission”) as of the Record Date or, in the case of executive officers and directors of the Company, has been provided to the Company by such individuals. Holders of the Company’s $2.125 Convertible Exchangeable Preferred Stock (“Preferred Stock”) are not entitled to vote at the Annual Meeting.

	Common Stock
	Beneficial
Name and Address of	Ownership
Beneficial Owner	(a)		Percent
Directors:
John S. Callon	240,955	(b)	1.71%

Fred L. Callon	697,307	(c)	4.87%

Dennis W. Christian	0	(d)	*

Leif Dons	50,250	(e)	*

Robert A. Stanger	102,856	(f)	*

John C. Wallace	1,979,167	(g)	14.08%
Kings Scholars House
230 Vauxhall Bridge Road
London, SW1V 1AU, United Kingdom

B. F. Weatherly	101,288	(h)	*

Richard O. Wilson	150,146	(i)	1.07%

Named Executive Officers:
John S. Weatherly	332,409	(j)	2.33%

Stephen F. Woodcock	135,513	(k)	*

Kathy G. Tilley	0	(l)	*

Directors and Executive Officers:
as a Group (15 persons)	4,108,564	(m)	26.53%

Certain Beneficial Owners:
Ganger Rolf ASA	1,839,386	(n)	13.17%
Fred. Olsensgate 2
0152 Oslo, Norway

Bonheur ASA	1,839,386	(n)	13.17%
Fred. Olsensgate 2
0152 Oslo, Norway

Ingalls & Snyder LLC	1,320,560	(o)	9.45%
61 Broadway
New York, NY 10006

Dimensional Fund Advisors Inc.	1,004,000	(p)	7.19%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

	Common Stock
	Beneficial
Name and Address of	Ownership
Beneficial Owner	(a)		Percent
Franklin Resources, Inc.	1,650,000	(q)	11.81%
One Franklin Parkway
San Mateo, CA 94403

Robert L. Gipson	765,910	(r)	5.48%
C/O Ingalls & Snyder LLC
61 Broadway
New York, NY 10006

North Sound Capital LLC	800,000	(s)	5.73%
53 Forest Avenue, Suite 202
Old Greenwich, CT 06870

*	Less than 1%

(a)	Unless otherwise indicated, each of the persons listed in the following table may be deemed to have sole voting and dispositive power with respect to such shares.

(b)	Of the 240,955 shares beneficially owned by John S. Callon, 104,437 are owned directly by him; 11,518 shares are owned within the Company’s Employee Savings and Protection Plan; 90,000 shares are subject to options under the Company’s 1994 Stock Incentive Plan (“1994 Plan”) exercisable within 60 days; 30,000 shares are subject to options under the Company’s 1996 Stock Incentive Plan (“1996 Plan”) exercisable within 60 days; and 5,000 shares are subject to options under the 2002 Plan exercisable within 60 days. Shares indicated as owned by John S. Callon do not include 53,501 shares of Common Stock owned by his wife over which he disclaims beneficial ownership.

(c)	Of the 697,307 shares beneficially owned by Fred L. Callon, 259,799 shares are owned directly by him; 92,170 shares are held by him as custodian for certain minor Callon family members; 9,880 shares are owned within the Company’s Employee Savings and Protection Plan; 80,000 shares are subject to options under the 1994 Plan exercisable within 60 days; and 255,458 shares are subject to options under the 1996 Plan exercisable within 60 days. Shares indicated as owned by Fred L. Callon do not include 24,904 shares of Common Stock owned by his wife over which he disclaims beneficial ownership.

(d)	Pursuant to a Retirement Package and Release Agreement (the “Christian Retirement Agreement”) dated March 9, 2004, Mr. Christian resigned as an officer, employee and a director of the Company and all of its subsidiaries and affiliates. The Christian Retirement Agreement provided for an initial cash payment of $1,350,000 to be paid to Mr. Christian following the execution of the Christian Retirement Agreement and an additional final cash payment of $150,000, plus 6% interest, to be placed in escrow to be released to Mr. Christian on March 9, 2005. The Christian Retirement Agreement also provided that Mr. Christian would deliver into escrow, original copies of all option agreements following the initial cash payment. Mr. Christian has delivered into escrow an option agreement to acquire 60,000 shares (all of which are vested as of the Record date) under the 1994 Plan and option agreements to acquire 253,850 shares (of which 234,617 are vested as of the Record Date) under the 1996 Plan. Because these options have been placed in escrow, they are not exercisable within 60 days. The option agreements are to be released from escrow and returned to the Company upon receipt of the final cash payment by Mr. Christian.

(e)	Of the 50,250 shares beneficially owned by Leif Dons, 5,250 are owned directly by him; 5,000 shares are subject to options under the 1994 Plan exercisable within 60 days; 35,000 shares are subject to options under the 1996 Plan exercisable within 60 days; and 5,000 shares are subject to options under the 2002 Plan exercisable within 60 days.

(f)	Of the 102,856 shares beneficially owned by Robert A. Stanger, 12,856 are owned directly by him; 25,000 shares are subject to options under the 1994 Plan exercisable within 60 days; 60,000 shares are subject to options under the 1996 Plan exercisable within 60 days; and 5,000 shares are subject to options under the 2002 Plan exercisable within 60 days.

(g)	Of the 1,979,167 shares beneficially owned by John C. Wallace, 49,781 shares are owned directly by him; 25,000 shares are subject to options under the 1994 Plan exercisable within 60 days; 60,000 shares are subject to options under the 1996 Plan exercisable within 60 days; 5,000 shares are subject to options under the 2002 Plan exercisable within 60 days; and 1,839,386 shares are owned by Ganger Rolf ASA (“Ganger Rolf”) and Bonheur ASA (“Bonheur”). See note (n).

(h)	Of the 101,288 shares beneficially owned by B. F. Weatherly, 11,288 shares are owned directly by him; 25,000 shares are subject to options under the 1994 Plan exercisable within 60 days; 60,000 shares are subject to options under the 1996 Plan exercisable within 60 days; and 5,000 shares are subject to options under the 2002 Plan exercisable within 60 days.

(i)	Of the 150,146 shares beneficially owned by Richard O. Wilson, 25,000 shares are subject to options under the 1994 Plan exercisable within 60 days; 60,000 shares are subject to options under the 1996 Plan exercisable within 60 days; 5,000 shares are subject to options under the 2002 Plan exercisable within 60 days; 49,464 shares are held in a family limited partnership; and 10,682 shares are issuable upon conversion of 4,700 shares of Preferred Stock.

(j)	Of the 332,409 shares beneficially owned by John S. Weatherly, 56,605 are owned directly by him; 109 shares are held as custodian for his minor child; 8,362 shares are owned within the Company’s Employee Savings and Protection Plan; 60,000 shares are subject to options under the 1994 Plan exercisable within 60 days; and 207,333 shares are subject to options under the 1996 Plan exercisable within 60 days.

(k)	Of the 135,513 shares beneficially owned by Stephen F. Woodcock, 18,194 are owned directly by him; 6,069 shares are owned within the Company’s Employee Savings and Protection Plan; 104,000 shares are subject to options under the 1996 Plan exercisable within 60 days; and 7,250 shares are subject to options under the 2002 Plan exercisable within 60 days.

(l)	Pursuant to a Retirement Package and Release Agreement (the “Tilley Retirement Agreement”) dated March 9, 2004, Ms. Tilley resigned as an officer and employee of the Company and all of its subsidiaries and affiliates. The Tilley Retirement Agreement provided for an initial cash payment of $900,000 to be paid to Ms. Tilley following the execution of the Tilley Retirement Agreement and an additional final cash payment of $100,000, plus 6% interest, to be placed in escrow to be released to Ms. Tilley on March 9, 2005. The Tilley Retirement Agreement also provided that Ms. Tilley would deliver into escrow, original copies of all option agreements following the initial cash payment. Ms. Tilley has delivered into escrow an option agreement to acquire 30,000 shares (all of which are vested as of the Record date) under the 1994 Plan, option agreements to acquire 158,000 shares (all of which are vested as of the Record date) under the 1996 Plan and option agreements to acquire 22,500 shares (of which 7,500 are vested as of Record Date) under the 2002 Plan. Because these options have been placed in escrow, they are not exercisable within 60 days. The option agreements are to be released from escrow and returned to the Company upon receipt of the final cash payment by Ms. Tilley.

(m)	Includes 399,000 shares subject to options under the 1994 Plan, exercisable within 60 days; 1,058,974 shares subject to options under the 1996 Plan exercisable within 60 days; 44,616 shares are subject to options under the 2002 Plan exercisable within 60 days; and 10,682 shares issuable upon conversion of 4,700 shares of Preferred Stock.

(n)	As disclosed on a Schedule 13D/A, filed with the Commission on March 6, 2002, by Ganger Rolf, Bonheur, AS Quatro (“Quatro”), and Invento AS (“Invento”). On August 28, 2000, Ganger Rolf and Bonheur jointly purchased from Fred. Olsen Energy ASA (“F.O. Energy”) an aggregate of 1,839,386 shares of Common Stock. Ganger Rolf and Bonheur are currently registered as the joint record owner of, and both possess shared voting and dispositive power with respect to, all of the 1,839,386 shares of Common Stock formerly owned by F.O. Energy. F.O. Energy no longer owns any Common Stock. Quatro is the owner of 21.3% of the outstanding capital stock of Bonheur, and Invento is the owner of 20.8% of the outstanding capital stock of Bonheur. Quatro and Invento disclaim beneficial ownership of the shares of Common Stock owned by Ganger Rolf and Bonheur. John C. Wallace, one of our directors, is a director of Ganger Rolf and Bonheur, as well as other companies associated with Ganger Rolf and Bonheur, and as a result, may be deemed to share the power to vote and dispose of, and, therefore, be a beneficial owner of, the shares of Common Stock owned by Ganger Rolf and Bonheur. The principal business address and principal executive offices of Quatro and Invento are located at Hvitstenveien 11, 1545 Hvitsten, Norway.

(o)	Information is based upon a Schedule 13G filed with the Commission on February 5, 2004, by Ingalls & Snyder (“Ingalls”). In this Schedule 13G, Ingalls represents that it has shared dispositive power with respect to 1,320,560 shares of Common Stock.

(p)	Information is based upon a Schedule 13G/A, filed with the Commission on February 6, 2004, by Dimensional Fund Advisors Inc. (“Dimensional”). In this Schedule 13G/A, Dimensional represents that it has sole voting power and sole dispositive power with respect to 1,004,000 shares of Common Stock.

(q)	Information is based upon a Schedule 13G provided to the Company dated January 12, 2004, by Franklin Resources, Inc. (parent holding company), Charles B. Johnson and Rupert H. Johnson, Jr. (principal shareholders of parent holding company), and Franklin Advisers, Inc. (investment adviser), (collectively “Franklin Advisers”). In this Schedule 13G, Franklin Advisers represents that it has sole voting power and sole dispositive power with respect to 1,650,000 shares of Common Stock.

(r)	Information is based upon a Schedule 13G/A, filed with the Commission on February 5, 2004, by Robert L. Gipson (“Gipson”). In this Schedule 13G/A, Gipson represents that he has shared voting power with respect to 265,210 shared of Common Stock and shared dispositive power with respect to 765,210 shares of Common Stock.

(s)	Information is based upon a Schedule 13G filed with the Commission on March 26, 2004, by North Sound Capital LLC (“North Sound”). In this Schedule 13G, North Sound represents that it has shared voting power and shared dispositive power with respect to 800,000 shares of Common Stock.

PROPOSAL I

ELECTION OF DIRECTORS

Nominees

     The Company’s Certificate of Incorporation provides for a classified Board of Directors. The Board of Directors is divided into three classes of nearly equal size, designated as Class I (currently with three directors), Class II (currently with three directors) and Class III (currently with one director). One class of directors is elected at each annual meeting of Shareholders to serve for a three-year term.

     The terms of the three Class I directors, Messrs. Robert A. Stanger, John C. Wallace and Richard O. Wilson, will expire on the date of the Annual Meeting. Messrs. Robert A. Stanger, John C. Wallace and Richard O. Wilson (the “Nominees”) have been nominated to serve as Class I directors until the 2007 Annual Meeting and until their respective successor have been duly elected and qualified. Each of the Nominees was nominated by the Board of Directors.

     It is intended that all shares of Common Stock represented by the Proxies will be voted for the election of the Nominees, except where authority to vote in the election of directors has been withheld. Should the Nominees become unable or unwilling to serve as directors at the time of the Annual Meeting, the person or persons exercising the Proxies will vote for the election of substitute Nominees designated by the Board of Directors, or the Board of Directors may choose to reduce the number of members of the Board of Directors to be elected at the Annual Meeting in order to eliminate the vacancy. The Nominees have consented to be nominated and have expressed their intention to serve if elected. The Board of Directors has no reason to believe that the Nominees will be unable or unwilling to serve if elected. Only the Nominees or substitute Nominees designated by the Board of Directors will be eligible to stand for election as directors at the Annual Meeting. See “Shareholders’ Proposals for 2005 Annual Meeting.”

Directors and Executive Officers

     The following table provides information with respect to the Nominees, all current directors whose terms will continue after the Annual Meeting, and the present executive officers of the Company. Each executive officer has been elected to serve until his or her successor is duly appointed or elected by the Board of Directors or their earlier removal or resignation from office.

		Company
Name	Age	Position Since	Present Company Position
Class I Directors:
(Term Expires in 2004)
Robert A. Stanger	64	1995	Director; Nominee
John C. Wallace	65	1994	Director; Nominee
Richard O. Wilson	74	1995	Director; Nominee

Class II Directors:
(Term Expires in 2005)
John S. Callon	84	1994	Director; Chairman of the Board
Leif Dons	54	1999	Director
B. F. Weatherly	59	1994	Director

Class III Directors:
(Term Expires in 2006)
Fred L. Callon	54	1994	Director; President; Chief Executive Officer

Other Executive Officers:
Robert A. Mayfield	53	2000	Corporate Secretary
Thomas E. Schwager	53	1997	Vice President
H. Clark Smith	51	2001	Corporate Information Officer
Rodger W. Smith	54	1999	Treasurer
John S. Weatherly	52	1994	Senior Vice President; Chief Financial Officer
Stephen F. Woodcock	52	1997	Vice President

The following is a brief description of the background and principal occupation of each director (including each Nominee) and executive officer:

     Fred L. Callon has been President and Chief Executive Officer of the Company and Callon Petroleum Operating Company since January 1997. Prior to January 1997, he was President and Chief Operating Officer of the Company, positions he had held with the Company or its predecessors since 1984. He has been employed by the Company or its predecessors since 1976. Mr. Callon graduated from Millsaps College in 1972 and received his M.B.A. degree from the Wharton School of Finance in 1974. Following graduation and until his employment by Callon Petroleum Operating Company, he was employed by Peat, Marwick, Mitchell & Co., certified public accountants. He is the nephew of John S. Callon.

     John S. Callon is Chairman of the Board of Directors of the Company and Callon Petroleum Operating Company. Effective January 2, 1997, John S. Callon resigned from his position as Chief Executive Officer of the Company, a position he had held since 1980. Mr. Callon founded the Company’s predecessors in 1950, and has held an executive office with the Company or its predecessors since that time. He has served as a director of the Mid-Continent Oil and Gas Association and as the President of the Association’s Mississippi-Alabama Division. He has also served as Vice President for Mississippi of the Independent Petroleum Association of America. He is a member of the American Petroleum Institute. Mr. Callon is the uncle of Fred L. Callon.

     Leif Dons has since 1997 been Senior Vice President, Business Development of Fred. Olsen Energy ASA, a publicly held Norwegian company engaged in the offshore energy service industry. From 1992 until 1997, Mr. Dons was employed by Kvaerner ASA in various positions, including the fields of international operations and the commercialization of new technology. From 1983 until 1991, he served as the Managing Director of Norwegian Oil Consortium A/S & Co., an oil company with producing properties in Norway. From 1973 until 1983, Mr. Dons held various positions as an analyst, staff engineer and economist at the Pulp and Paper Research Institute, Norway and Saga Petroleum ASA. Mr. Dons received a Master of Science degree in engineering from the Norwegian Institute of Technology in 1973.

     Robert A. Mayfield is the Corporate Secretary and also oversees Tax Services for the Company and Callon Petroleum Operating Company. He was appointed Corporate Secretary in February 2000. Prior to his appointment as Corporate Secretary, he had served as the Manager of Tax Services and Securities and Exchange Commission Reporting since 1981. Prior to joining Callon, he was employed by McCormick Oil and Gas Company in Houston, Texas, where he served as an assistant to the tax manager. Mr. Mayfield received his B.S. degree in accounting from Louisiana Tech University in 1972 and is a member of the American Society of Corporate Secretaries.

     Thomas E. Schwager has been Vice President of Engineering and Operations for the Company and Callon Petroleum Operating Company since November 1997. Mr. Schwager has held various engineering positions with the Company and its predecessors since 1981. Prior to joining the Company, Mr. Schwager held engineering positions with Exxon Company USA in Louisiana and Texas. He received his B.S. degree in petroleum engineering from Louisiana State University in 1972. He is a registered professional engineer and a member of the Society of Petroleum Engineers.

     H. Clark Smith is Corporate Information Officer for the Company and Callon Petroleum Operating Company. Prior to being appointed to that position in March 2001, he had served as Manager – Information Technology since January 1990 and in other computer related positions with the Company and its predecessors since 1983. At Mississippi State University, he majored in Industrial Technology. During his tenure with the Company, he has received extensive technical and management training from the University of Southern Mississippi, International Business Machines, Microsoft, Novell, and Arthur Andersen & Company. He has also served as Manager – Information Services with Jefferson Davis Regional Medical Center and as a principal of the consulting firm, Mississippi Computing Consultants.

     Rodger W. Smith is the Treasurer for the Company and Callon Petroleum Operating Company. Prior to being appointed to that position in April 1999, he had served as Manager of Budget and Analysis since 1994. Prior to 1994, Mr. Smith was Manager of Exploration and Production Accounting and has been employed by the Company and its predecessors since 1983. Prior to his employment with the Company, he was employed by International Paper Company as a plant controller. He received his B.S. degree in accounting from the University of Southern Mississippi in 1973.

     Robert A. Stanger since 1978 has been the Chief Executive Officer and Chairman of Robert A. Stanger & Company, Inc., a Shrewsbury, New Jersey-based firm engaged in publishing financial material and providing investment banking services to the real estate and oil and gas industries. He is a director of Citizens Utilities, Stamford, Connecticut, a provider of telecommunications services. Previously, Mr. Stanger was Vice President of Merrill Lynch & Co. He received his B.A. degree in economics from Princeton University in 1961. Mr. Stanger is a member of the National Association of Securities Dealers and the New York Society of Security Analysts.

     John C. Wallace is a Chartered Accountant having qualified with PricewaterhouseCoopers in Canada in 1963, after which he joined Baring Brothers & Co., Limited in London, England. For over twenty years, he has served as Chairman of Fred. Olsen Ltd., a London-based corporation that he joined in 1968 and which specializes in the business of shipping, renewable energy and property development. Mr. Wallace is a director of Fred. Olsen Energy ASA, a publicly-held Norwegian company engaged in the offshore energy service industry; and Ganger Rolf ASA and Bonheur ASA, Oslo, both publicly-traded shipping companies.

     B. F. Weatherly has been a principal of CapSource Financial, Houston, Texas, an investment-banking firm, since 1989. He is also a general partner of CapSource Fund, L.P., Jackson, Mississippi, an investment fund, and has held that position since 1997. Mr. Weatherly received a Master of Accountancy degree from the University of Mississippi in 1967. Mr. Weatherly has previously been associated with Arthur Andersen LLP, and has served as a Senior Vice President of Brown & Root, Inc. and Weatherford International, Inc. B. F. Weatherly and John S. Weatherly are brothers.

     John S. Weatherly is Senior Vice President and Chief Financial Officer for the Company and Callon Petroleum Operating Company. Prior to April 1999, Mr. Weatherly also held the position of Treasurer. Prior to April 1996, he was Vice President, Chief Financial Officer and Treasurer of the Company and had held these positions since 1983. Prior to joining Callon Petroleum Operating Company in 1980, he had been employed by Arthur Andersen LLP since 1974. Mr. Weatherly received his B.B.A. degree in accounting in 1973 and his M.B.A. degree in 1974 from the University of Mississippi. Mr. Weatherly is a member of the American Institute of Certified Public Accountants and the Mississippi Society of Certified Public Accountants. John S. Weatherly and B. F. Weatherly are brothers.

     Richard O. Wilson is an Offshore Consultant. In his 48 years of working in offshore drilling and construction, he spent two years with Zapata Offshore and 21 years with Brown & Root, Inc. working in various managerial capacities in the Gulf of Mexico, Venezuela, Trinidad, Brazil, the Netherlands, the United Kingdom and Mexico. Mr. Wilson was a director and Senior Group Vice President of Brown & Root, Inc. and Senior Vice President of Halliburton, Inc. For 18 years he was associated with Fred. Olsen Interests where he served as Chairman of OGC International PLC, Dolphin A/S and Dolphin Drilling Ltd. Since the sale of OGC International PLC to Halliburton, Inc. in 1997, Mr. Wilson has been a consultant to Brown & Root, Inc. He holds a B.S. degree in civil engineering from Rice University. Mr. Wilson is a Fellow in the American Society of Civil Engineers, a Director of Flotek Industries, Inc. and a Director of the Museum of Printing History in Houston, Texas. In 2000 Mr. Wilson was elected an Industry Pioneer by the Offshore Energy Center, Houston, Texas.

     Stephen F. Woodcock is Vice President of Exploration for the Company and Callon Petroleum Operating Company. Prior to being appointed to this position in November 1997, Mr. Woodcock had served as Manager of Geology and Geophysics since his initial employment by the Company and Callon Petroleum Operating Company in 1995. Prior thereto, he was Manager of Geophysics for CNG Producing Company and Division Geophysicist for Amoco Production Company. Mr. Woodcock received a master’s degree in geophysics from Oregon State University in 1975.

     All officers and directors (including the Nominees) of the Company are United States citizens, except Mr. Wallace, who is a citizen of Canada, and Mr. Dons, who is a citizen of Norway.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Commission and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by the Commission’s regulations to furnish the Company and any exchange or other system on which such securities are traded or quoted, with copies of all Section 16(a) forms they file with the Commission.

     To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company during, or with respect to, the fiscal year ended December 31, 2003, all of the Company’s officers, directors and greater than ten percent shareholders had complied with all Section 16(a) filing requirements.

Information Concerning the Operation of the Board of Directors

     The business of the Company is managed under the direction of the Board of Directors. The Board of Directors meets on a quarterly basis to review significant developments affecting the Company and to act on matters requiring Board approval. The Board of Directors may also hold special meetings when an important matter requires Board action between regularly scheduled meetings. Each non-employee director receives an annual fee of $10,000 for service on the Board of Directors and is reimbursed for out-of-pocket expenses incurred to attend the Board meetings. In addition, each non-employee director receives $2,000 for each meeting of the Board attended in person and $1,000 for his participation in each telephonic Board meeting. On the date he or she is initially elected or appointed to the Board, each non-employee director receives an automatic grant of an option to purchase 5,000 shares of Common Stock for an exercise price equal to the fair market price on the date of grant and for a ten-year term. Thereafter, for each subsequent year in which the non-employee director serves as a director, he or she is automatically granted an option to purchase an additional 5,000 shares on the same terms.

     On August 23, 1996, the Compensation Committee authorized a one-time grant to each non-employee director of an option to purchase 20,000 shares of Common Stock under the 1996 Plan at a purchase price of $12.00 per share, the fair market value of the Common Stock on such date. As of the Record Date, all such options are fully vested. On July 25, 2000, the Compensation Committee authorized a one-time grant to each non-employee director of an option to purchase 20,000 shares of Common Stock under the 1996 Plan at a purchase price of $10.50 per share, the fair market value of the Common Stock on such date. As of the Record Date, all such options are fully vested. On August 27, 2002, the

Compensation Committee authorized the grant of a total of 70,500 shares of restricted stock to the non-employee directors. The restricted stock grant provided that the shares will vest with respect to one-third of the shares on November 15, 2002, November 15, 2003 and November 15, 2004. The closing price of the Company’s Common Stock on the New York Stock Exchange was $3.72 per share on August 27, 2002.

     During 2003, the Board of Directors of the Company met formally four times and executed 13 Unanimous Written Consents. All of the Company’s directors attended more than 75% of the aggregate of the total number of board meetings and meetings of committees of which he is a member.

     Code of Business Conduct and Ethics. In March 2004, the Board adopted a Code of Business Conduct and Ethics which applies to all directors, officers and employees of the Company. The Board has not granted any waivers to the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is accessible on the Company’s website http://www.callon.com. Any amendments to or waivers of the Code of Business Conduct Ethics will also be posted on the Company’s website.

     Communication with the Board of Directors. In order to provide the Company’s shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures for communications to directors. Callon shareholders and other interested persons may communicate with the Chairman of the Company’s Audit Committee or with the non-management directors of the Company as a group by written communications addressed in care of Robert A. Mayfield, Corporate Secretary, Callon Petroleum Company, 200 North Canal Street, Natchez, MS 39120.

     All communications received in accordance with these procedures will be reviewed initially by senior management of the Company. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication (a) does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees; (b) related to routine or insignificant matters that do not warrant the attention of the Board of Directors; (c) is an advertisement or other commercial solicitation or communication; (d) is frivolous or offensive; or (e) is otherwise not appropriate for delivery to directors.

     The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

     The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

     Attendance at Annual Meeting of Shareholders. It is the policy of the Board that, to the extent possible, all directors attend the annual meeting of shareholders. All directors attended the 2003 annual meeting of shareholders.

     Board Committees. In order to facilitate the various functions of the Board of Directors, the Board of Directors has created an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Committee members are not remunerated in addition to their annual Board retainer.

     Audit Committee. The purpose of the Audit Committee is to oversee (i) the integrity of the Company’s financial statements and disclosures, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors, (iv) the performance of the Company’s internal audit function and independent auditors, (v) the Company’s internal control systems, and (vi) the Company’s procedures for monitoring compliance with the Company’s Code of Business Conduct and Ethics.

     The principal function of the Audit Committee is to assist the Board of Directors in the areas of financial reporting and accounting integrity. As such, it meets periodically with the independent auditors and management, including each in executive session. Management is solely responsible for the financial statements and the financial reporting process, including the system of internal controls, and has represented to the Audit Committee and the Board of Directors that the financial statements discussed below were prepared in accordance with accounting principles generally accepted in the United States of

America appropriate in the circumstances and necessarily include some amounts based on management’s estimates and judgments. The Company’s independent auditors, Ernst & Young LLP (“E&Y”), are responsible for expressing an opinion on the conformity of these financial statements, in all material respects, with accounting principles generally accepted in the United States of America.

     The Audit Committee’s Charter provides that the Company’s independent auditor may provide only those services pre-approved by the Audit Committee. The Audit Committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the independent auditor. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services.

     Services proposed to be provided by the independent auditor that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be approved by the Audit Committee.

     All requests or applications for the independent auditor to provide services to the Company must be submitted to the Audit Committee by the independent auditor and management and state as to whether, in their view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence. In the event that any member of management or the independent auditor becomes aware that any services are being, or have been, provided by the independent auditor to the Company without the requisite pre-approval, such individual must immediately notify the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate management so that prompt action may be taken to the extent deemed necessary or advisable.

     The Audit Committee may delegate to a member(s), the authority to grant specific pre-approvals under its policy with respect to audit, review, attest and permitted non-audit services, provided that any such grant of pre-approval shall be reported to the full Audit Committee no later than its next scheduled meeting.

     This Committee is comprised of Messrs. Stanger (Chairman), Wilson and Wallace. The Board of Directors has affirmatively determined that each of the members is financially literate and is an independent director for purposes of New York Stock Exchange rules applicable to members of the audit committee, meaning that the director has no relationship to the Company that may interfere with the exercise of their independence from management and the Company (an “Independent Director”). The Board of Directors believes that all three members of the Audit Committee currently possess the financial expertise necessary for the Audit Committee to properly fulfill its purposes. Additionally, the Board of Directors has determined that Mr. Wallace has the accounting or financial management expertise to be considered a “financial expert” as defined and required by the New York Stock Exchange’s rules and by the Securities Act of 1934. An audit committee financial expert is a person who has (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of said principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements of comparable breadth and complexity to Callon’s financial statements, and (iv) an understanding of internal controls and procedures. The Audit Committee has sole responsibility for retaining, dismissing and compensating the Company’s independent auditors. The Board of Directors adopted an Audit Committee Charter in 2000 and revised the Charter in 2004 to meet the updated requirements of the SEC and the NYSE. The Audit Committee’s report on its activities during 2003 and 2004 appear later in this proxy statement under the caption “Audit Committee Report.”

     The Audit Committee held six meetings and executed two Unanimous Written Consents during 2003. All members of the Audit Committee attended the meetings. The Audit Committee Charter is available on the Company’s website at http://www.callon.com.

     Compensation Committee. The purpose of the Compensation Committee is to (i) assist the Board of Directors in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of the Company’s Chief Executive Officer ("CEO") and other executives and (ii) prepare an annual report on executive compensation for inclusion in the Company’s proxy statement for the annual meeting of shareholders. The Committee administers the Company’s incentive compensation and stock option and other equity based plans in which the CEO and other executive officers may be participants and recommends to the Board amendments to such plans or adoption of new plans. In connection with administering such plans, the Committee shall have the authority to (i) approve option guidelines and the general size of overall grants, (ii) make grants, (iii) interpret the plans, (iv) determine the rules and regulations relating to the plans, (v) modify or cancel existing grants and substitute new grants (with the consent of grantees), (vi) designate employees eligible to participate in the plans, and

(vii) impose such limitations, restrictions and conditions upon any award as the Committee deems appropriate and as permitted under the applicable plan. The Committee annually reviews and establishes the base salary, incentive compensation, deferred compensation, stock options, performance units and other equity based awards for the CEO and makes recommendations to the Board with respect to compensation of the Company’s other executive officers. With the exception of B.F. Weatherly, each member of the Committee meets the independence requirements of the New York Stock Exchange and applicable federal securities laws. Therefore, effective April 12, 2004, Mr. B.F. Weatherly resign from the Compensation Committee. Remaining members are Messrs. Robert A. Stanger, John C. Wallace and Richard O. Wilson. The Compensation Committee held four meetings during 2003. All members of the Compensation Committee attended all meetings. The Compensation Committee Charter is available on the Company’s website at http://www.callon.com.

     Nominating and Corporate Governance Committee. The purpose of the Committee is to (i) identify and recommend to the Board individuals qualified to be nominated for election to the Board, (ii) recommend to the Board the members and Chairperson for each Board committee, (iii) periodically review and assess the Company’s Corporate Governance Principles and the Company’s Code of Business Conduct and Ethics and make recommendations for changes thereto to the Board and (iv) oversee the annual self-evaluation of the performance of the Board and the annual evaluation of the Company’s management. Each member of the Committee meets the independence requirements of the New York Stock Exchange and applicable federal securities laws. The Committee was formed in April 2004. Members are Messrs. Wallace, Wilson, and Stanger. Prior to the formation of this Committee, the entire Board of Directors performed these functions. The Nominating and Corporate Governance Committee Charter is available on the Company’s website at http://www.callon.com.

     The Nominating and Corporate Governance Committee has established certain criteria it considers as guidelines in considering nominations to the Company’s Board of Directors. The criteria include: (a) personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with the Company or its operations, and the availability and willingness to devote sufficient time to the duties of a director of the Company; (b) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (c) experience in the Company’s industry and with relevant social policy concerns; (d) experience as a board member of another publicly held company; (e) academic expertise in an area of the Company’s operations; and (f) practical and mature business judgment. The criteria are not exhaustive and the Nominating and Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating and Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

     The Board of Directors believes that, based on the Nominating and Corporate Governance Committee’s knowledge of the Company’s corporate governance principles and the needs and qualifications of the Board at any given time, the Nominating and Corporate Governance Committee is best equipped to select nominees that will result in a well-qualified and well-rounded board of directors. Accordingly, it is the policy of the Nominating and Corporate Governance Committee not to accept unsolicited nominations from shareholders. In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the committee’s criteria for Board service are re-nominated. As to new candidates, the committee will generally poll the Board members and members of management for recommendations. The committee may also review the composition and qualification of the boards of directors of the Company’s competitors, and may seek input from industry experts or analysts. The committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the committee evaluates each individual in the context of the Board as whole, with the objective of assembling a group that can best represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the committee makes its recommendation to the Board of Directors. The committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

     Corporate Governance Principles. In 2004, the Company and the Board adopted the Corporate Governance Principles (the "Principles") to assist the Board of Directors (the “Board") in the exercise of its responsibilities. These guidelines will be interpreted in the context of all applicable laws and the

Company’s Certificate of Incorporation, Bylaws and other corporate governance documents. The Principles are intended to serve as a flexible framework within which the Board may conduct its business and not as a set of legally binding obligations. The Company’s Corporate Governance Principles is available on the Company’s website at http://www.callon.com.

Audit Committee Report

     The Audit Committee’s powers and responsibilities, and the qualifications required of each of its members, are set forth in the Audit Committee Charter. Actions taken by the Audit Committee during 2003 and 2004 consisted of the following:

     Amended Committee Charter. Based on the recommendation of the Audit Committee after consideration of the newly issued listing standards of the New York Stock Exchange, the Board of Directors amended the Charter in 2004. A copy of the Audit Committee Charter, as revised, is attached as Appendix A, and is available on the Company’s website at http://www.callon.com. The principal changes, which enumerate details of the responsibilities of the Audit Committee as required by the listing standards, were:

(a)	to provide that the Audit Committee review and discuss quarterly disclosures contained in the financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s SEC filings, prior to the filing of such disclosures;

(b)	to provide that the Audit Committee generally review the type of information to be disclosed in earnings press releases;

(c)	to formally require the Audit Committee to periodically consult with management about internal controls, completeness and accuracy of financial statements and audit procedures; and

(d)	to make other minor modifications to conform provisions of the existing charter to technical requirements of rules recently adopted by the Securities and Exchange Commission as proposed by the New York Stock Exchange.

     Audit Fees Paid to Independent Auditors. Fees paid for professional services rendered related to the year ended December 31, 2002 by Arthur Andersen LLP, the auditor prior to the appointment of Ernst & Young LLP, were $40,500. Fees paid for professional services rendered related to the audit of the Company’s annual financial statements and review of the quarterly financial statements for the year ended December 31, 2002 by Ernst & Young LLP, were $128,000 plus expenses of $6,250. For the year ended December 31, 2003, fees paid for professional services rendered by Ernst & Young LLP for the annual audit and quarterly reviews were $157,000, including out-of-pocket expenses. The Audit Committee has concluded that providing the tax-related services mentioned below is compatible with maintaining the principal auditor’s independence.

     Audit-related Fees. There were no audit-related fees paid in 2002 or 2003.

     Tax Fees. Professional services billed by Arthur Andersen LLP for the review of the federal tax return, tax advice and tax planning in 2002 were $6,000. Professional services billed by Ernst & Young LLP for the review of the federal tax return, federal, state and local tax planning and advice, quarterly estimated tax payments, and assistance/analysis of tax attributes for 2003 were $24,900.

     All Other Fees. There were no other fees paid to the Company’s independent auditors in 2002 or 2003.

     All of the services provided by the Company’s independent auditors during 2002 and 2003 were pre-approved by the Audit Committee.

     Approval of Company’s Annual Report on Form 10-K. Acting pursuant to its Charter, the Audit Committee reviewed the Company’s audited financial statements at, and for the year ended, December 31, 2003 with management and the Company’s independent auditors and recommended to the Company’s Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K for 2003. This recommendation was based on: the Audit Committee’s review of the audited financial statements; discussion of the financial statements with management; discussion with the Company’s independent auditors, Ernst & Young LLP, of the matters required to be discussed by auditing standards generally accepted in the United States of America, including the matters required to be discussed by SAS 61; receipt from Ernst &Young LLP of the written disclosures and letter required by Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees); discussions with Ernst & Young LLP regarding its independence from the Company and its management; and Ernst & Young LLP’s confirmation that it would issue its opinion that the consolidated financial statements present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries and the results of their operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America.

Robert A. Stanger, Chairman
Richard O. Wilson
John C. Wallace

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information with respect to the Chief Executive Officer of the Company and the four most highly compensated executive officers of the Company (“Named Executive Officers”) for the years ended December 31, 2003, 2002 and 2001.

					Long-Term
	Annual Compensation				Compensation Awards
				Other
				Annual	Restricted	Securities	All Other
				Compen-	Stock	Underlying	Compen-
		Salary	Bonus	sation	Award(s)	Options	sation
	Year	($)	($)(a)	($)(b)	($)(c)	(#)(d)	($)(e)
Fred L. Callon	2003	285,605	0	0	0	0	26,596
President and Chief	2002	278,639	79,750	0	242,475	31,375	27,235
Executive Officer	2001	271,843	0	0	0	0	31,117

Dennis W. Christian	2003	262,675	0	0	0	0	26,106
Sr. Vice President	2002	256,268	74,250	0	217,300	28,850	26,985
and Chief Operating	2001	250,096	0	0	0	0	29,181
Officer (f)

John S. Weatherly	2003	228,484	0	0	0	0	24,372
Sr. Vice President	2002	222,911	64,250	0	197,425	25,000	25,146
and Chief Financial	2001	217,474	0	0	0	0	25,944
Officer

Kathy G. Tilley	2003	194,212	0	0	0	0	20,331
Vice President (f)	2002	189,475	45,000	0	148,400	22,500	20,668
	2001	184,854	0	0	0	0	20,216

Stephen F. Woodcock	2003	178,606	0	0	0	0	19,405
Vice President	2002	174,250	42,000	0	84,800	21,750	19,100
	2001	168,985	0	0	0	0	18,479

(a)	As a result of the successful financing of the Company’s indebtedness and the implementation of an acceptable business plan for 2002 and 2003, the Company awarded cash bonuses to the executive officers and certain other employees, a portion of which was paid in July 2002 and a portion or which was paid in September 2002. These bonuses were considered to be earned by service performed during 2002. These amounts include any amounts that were deferred at the election of the Named Executive Officers.

(b)	None of the Named Executive Officers received perquisites or other personal benefits, securities or property, the aggregate annual amount of which exceeded the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such officer.

(c)	On February 14, 2002, the following shares of restricted stock were awarded under the 1996 Plan: Fred L. Callon, 45,750 shares; Dennis W. Christian, 41,000 shares; John S. Weatherly, 37,250 shares; Kathy G. Tilley, 28,000 shares; and Stephen F. Woodcock, 16,000 shares. On February 14, 2002 the closing price of the Company’s Common Stock on the New York Stock Exchange was $5.30 per share. Pursuant to the terms of the restricted stock awards, the shares shall vest with respect to one-third of the shares on November 15, 2002, with respect to an additional one-third of the shares on November 15, 2003, and with respect to the remaining one-third of the shares on November 15, 2004. On November 14, 2002, the award was amended to provide that the vesting date with respect to the shares not vested on that date would be deferred for successive three-month periods unless the grantee provides written notice to the Company of his or her desire to allow vesting. As of November 15, 2002, no such written communication had been received from any of the Named Executive Officers and therefore, one-third of the award was deferred until February 15, 2003. As of December 31, 2003, Mr. Fred Callon held 15,250 shares of unvested restricted stock with an aggregate market value of $158,143, Mr. Christian held 13,667 shares of unvested restricted stock with an aggregate market value of $141,727, Mr. Weatherly held 12,417 shares of unvested restricted stock with an aggregate market value of $128,764, Ms. Tilley held 9,333 shares of unvested restricted stock with an aggregate market value of $96,783, and Mr. Woodcock held 5,333 shares of unvested restricted stock with an aggregate market value of $55,303. The value of the unvested restricted stock held by the Named Executive Officers as of December 31, 2003 is based on the closing price of the Company’s Common Stock on the NYSE on such date, which was $10.37 per share. Any dividends paid by the Company will be payable on outstanding shares of restricted stock.

(d)	On July 12, 2002 and August 23, 2002, options granted to Fred L. Callon were 18,750 shares and 12,625 shares, respectively; Dennis W. Christian, 17,250 shares and 11,600 shares, respectively; John S. Weatherly, 15,000 shares and 10,000 shares, respectively; Kathy G. Tilley, 13,500 shares and 9,000 shares, respectively; and Stephen F. Woodcock, 13,250 shares and 8,500 shares, respectively. Options exercise prices were $4.50 and $3.70 per share, respectively.

(e)	Amounts reflect the Company’s contribution in 2003, 2002, and 2001 of $22,664, $23,303 and $27,185 to Fred L. Callon’s 401(k) savings plan and payment of $3,932, $3,932 and $3,932 term life insurance premiums; $21,934, $22,813 and $25,009 to Mr. Christian’s 401(k) savings plan and payment of $4,172, $4,172 and $4,172 term life insurance premiums; $20,175, $20,949 and $21,747 to Mr. Weatherly’s 401(k) savings plan and payment of $4,197, $4,197 and $4,197 term life insurance premiums; $18,510, $18,847 and $18,484 to Ms. Tilley’s 401(k) savings plan and payment of $1,821, $1,821 and $1,732 term life insurance premiums; and $17,730, $17,425 and $16,898 to Mr. Woodcock’s 401(k) savings plan and payments of $1,675, $1,675 and $1,581 term life insurance premiums.

(f)	Effective March 9, 2004, Mr. Christian and Ms. Tilley resigned as officers and employees of the Company.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

     Severance Compensation Agreements. Effective January 1, 2002, the Company entered into Severance Compensation Agreements (the “Agreements”) with Fred L. Callon, Dennis W. Christian and John S. Weatherly providing for certain benefits to each of them in the event that a “change of control” occurs during the three-year period after the execution of such Agreements. Mr. Christian’s Agreement was terminated pursuant to the Christian Retirement Agreement described below. Each Agreement is for a three-year term and is automatically extended for successive one-year periods unless either the Company or the executive notifies the other party prior to such renewal that it has elected to terminate the Agreement; provided that the term of each Agreement shall be until the later of two years following the date of a change of control and the satisfaction of all obligations of the Company under the Agreement. The Agreements terminate upon each executive’s death, disability termination for cause or voluntary resignation other than for “good reason.”

     Pursuant to the Agreements, if either Messrs. Callon or Weatherly’s employment with the Company is terminated without cause by the Company or for good reason by the executive within two years following a change of control by the Company, the executive is entitled to a single lump-sum cash payment in an amount equal to three times the sum of (a) the annual base salary of such executive in effect prior to such termination, and (b) the higher of the average bonus earned by the executive during the three preceding years or the target bonus that the executive is eligible to receive during the year of termination. If Messrs. Callon or Weatherly’s employment is terminated as a result of their death or disability, the Company is only required to make such payments if the termination occurred within six months of a change of control. “Good reason” is generally defined in the Agreements as a change in the executive’s compensation, benefits, position, responsibilities, or location.

     The Agreements also provide that, upon a change of control, all stock options, restricted stock, stock appreciation rights and other similar rights held by Messrs. Callon or Weatherly shall automatically become fully exercisable notwithstanding any vesting or exercisability provisions.

     If any payment to either Messrs. Callon or Weatherly would be subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, a “gross-up” payment will be made to place such executive in the same net after-tax position as would have been the case if no excise tax had been payable.

     Consulting Agreement. The Company entered into a consulting agreement with John S. Callon, effective as of January 2, 1997, the day he retired as Chief Executive Officer of the Company. The agreement was amended on February 18, 1999. Pursuant to the agreement, John S. Callon provided consulting services to the Company on matters pertaining to corporate or financial strategy, investor relations and public/private financing opportunities. The agreement remained in effect from the effective date until December 31, 2001, subject to renewal for succeeding five-year periods unless earlier terminated. As compensation for his services under the agreement, John S. Callon was paid a fee of not less than $190,000 per year increased annually based upon the change in the Consumer Price Index, as adjusted for inflation. In addition, he will remain eligible to participate in the Company’s major medical and disability coverage, and will be entitled to participate in all other employee benefit plans (other than a cash bonus program) provided to full-time executives of the Company. As an inducement for entering into the agreement, John S. Callon was granted 25,000 restricted shares of Common Stock, 20% of which were to vest on each of the first five anniversaries following the effective date of the agreement. On February 18, 1999, the Board of Directors approved the Compensation Committee’s recommendation that all unvested restricted shares be vested as of such date.

     On January 1, 2002, the Company and Mr. Callon agreed to terminate the consulting agreement upon the successful financing or refinancing of $45 million of the Company’s indebtedness. In July 2002, these conditions were met and a $1.5 million, adjusted for inflation, termination payment was paid. The Company remains obligated to continue to provide medical and disability coverage to Mr. Callon and his spouse.

     Change in Control. Pursuant to the Callon Petroleum Company 1994 Stock Incentive Plan (the “1994 Plan”), the Callon Petroleum Company 1996 Stock Incentive Plan (the “1996 Plan”), and the Callon Petroleum Company 2002 Stock Incentive Plan (the “2002 Plan”), in the case of a merger or consolidation where the Company is not the surviving entity, or if the Company is about to sell or otherwise dispose of substantially all of its assets while unvested options remain outstanding, the Compensation Committee or other plan administrator may, in its discretion and without Shareholder approval, declare some or all options exercisable in full before or simultaneously with such merger, consolidation or sale of assets without regard for prescribed waiting periods. Alternatively, the Compensation Committee or other plan administrator may cancel all outstanding options provided option holders are given notice and a period of 30 days prior to the merger, consolidation or sale to exercise the options in full.

     Retirement Package and Release Agreements. Effective March 9, 2004 the Company and all of its subsidiaries and affiliates entered into the Christian Retirement Agreement and the Tilley Retirement Agreement.

     In accordance with the Christian Retirement Agreement, Mr. Christian resigned as an officer, employee and a director of the Company and all of its subsidiaries and affiliates. The Christian Retirement Agreement provided for an initial cash payment of $1,350,000, less applicable federal and state income taxes, to be paid to Mr. Christian following the execution of the Christian Retirement Agreement and an additional final cash payment of $150,000, plus an amount equal to 6% per annum interest thereon from March 9, 2004 to March 9, 2005, and less applicable federal and state income taxes, to be placed in escrow to be released to Mr. Christian on March 9, 2005. The Christian Retirement Agreement also provided that Mr. Christian would also deliver into escrow, original copies of all option agreements following the initial cash payment.

     In accordance with the Tilley Retirement Agreement, Ms. Tilley resigned as an officer and employee of the Company and all of its subsidiaries and affiliates. The Tilley Retirement Agreement provided for an initial cash payment of $900,000, less applicable federal and state income taxes, to be paid to Ms. Tilley following the execution of the Tilley Retirement Agreement and an additional final cash payment of $100,000, plus an amount equal to 6% per annum interest thereon from March 9, 2004 to March 9, 2005, and less applicable federal and state income taxes, to be placed in escrow to be released to Ms. Tilley on March 9, 2005. The Tilley Retirement Agreement also provided that Ms. Tilley would also deliver into escrow, original copies of all option agreements following the initial cash payment.

Stock-Based Incentive Compensation Plans

     The Company currently maintains three Common Stock-based incentive plans for its directors and employees: the 1994 Plan, the 1996 Plan, and the 2002 Plan. The Company in the past has used and will continue to use stock options, restricted stock, and performance share grants to attract and retain key directors and employees in the belief that stock ownership and stock related compensation devices encourage a continuity of interest between directors, employees and Shareholders. The Compensation Committee of the Board of Directors administers all three of the stock incentive plans. Members of the Compensation Committee currently are Messrs. B. F. Weatherly, as chairman; Stanger; Wallace; and Wilson.

     1994 Plan. The 1994 Plan was adopted on June 30, 1994 and approved by the Company’s sole shareholder on that date. Pursuant to the 1994 Plan, 600,000 shares of Common Stock were reserved for issuance upon the exercise of options or for grants of performance shares. No awards have been made under the 1994 Plan since 1999. During 2003, 11,000 options were forfeited and returned to the 1994 Plan. As of March 26, 2004, there were 11,370 shares of Common Stock available for grant under the 1994 Plan.

     1996 Plan. On August 23, 1996, the Board of Directors of the Company approved and adopted the 1996 Plan and granted awards thereunder to various employees. The 1996 Plan was approved by the Shareholders of the Company on June 19, 1997. Pursuant to the 1996 Plan, 900,000 shares of Common Stock were reserved for issuance upon the exercise of options or for grants of performance shares. On August 20, 1998, the Board of Directors amended the 1996 Plan, as permitted pursuant to the terms of the 1996 Plan, to increase the number of shares of Common Stock reserved for issuance by 300,000 shares to 1,200,000 shares. On May 9, 2000, the Shareholders of the Company approved an increase in the available number of shares of Common Stock reserved for issuance under the 1996 Plan by 1,000,000 shares to 2,200,000 shares. During 2000, the Compensation Committee approved option grants for 788,000 shares to certain directors, officers and employees. Automatic option grants to non-employee directors during 2001 were 30,000 shares. In July 2002, the Compensation Committee approved option grants for 139,000 shares to certain directors, officers and employees and option grants totaling 120,000 shares were cancelled. Also in August 2002, the Compensations Committee approved grants of 168,000 shares of restricted stock to certain officers and employees. There were no awards of options or restricted stock in 2003. During 2003 and 2004, 59,911 shares were withheld to pay federal and state income taxes associated with option exercises and vesting of restricted stock and 68,000 options were cancelled, all of which were returned to the 1996 Plan. As of March 26, 2004, there were 154,034 shares of Common Stock available for grant under the 1996 Plan.

     2002 Plan. On February 14, 2002, the Board of Directors of the Company approved and adopted the 2002 Plan. Pursuant to the 2002 Plan, 350,000 shares of Common Stock shall be reserved for issuance upon the exercise of options or for grants of stock options, stock appreciation rights or units, restricted stock, or performance shares or units. This Plan qualified as a “broadly based” plan under the provisions of the New York Stock Exchanges’ rules and regulations at the time it was adopted and therefore did not require Shareholder approval. Because the 2002 Plan is a broadly based plan, the aggregate number of shares underlying awards granted to officers and directors cannot exceed 50% of the total number of shares underlying the awards granted to all employees during any three-year period. During 2002, the Compensation Committee authorized option grants for 171,000 shares and awarded 132,000 shares of restricted stock to certain directors, officers and employees. Also during 2002, option grants totaling 2,250 shares were cancelled and 2,000 shares of restricted stock were forfeited. During 2003 and 2004, the Compensation Committee authorized the grant of 30,000 options to the non-employee directors. There were no awards of restricted stock in 2003 and 2004. During 2003, 7,533 shares of previously granted restricted stock were cancelled and returned to the plan. Also in 2003, 12,050 options were cancelled and returned to the 2002 Plan. As of March 26, 2004, there were 40,833 shares of Common Stock available for grant under the 2002 Plan.

     Bonus Plan. In 1996, the Board of Directors authorized the establishment of a cash bonus program (the “Bonus Plan”) to be administered by and in accordance with the procedures determined by the Compensation Committee. If a cash bonus is awarded, the Compensation Committee establishes target level bonuses as a percentage of base salary for executive officers and certain other employees. See “Report on Executive Compensation.”

     1997 Employee Stock Purchase Plan. In 1997, the Board of Directors authorized the implementation of the Callon Petroleum Company 1997 Employee Stock Purchase Plan (the “1997 Purchase Plan”), which was approved by the Company’s Shareholders on June 19, 1997. The Plan provides eligible employees of the Company with the opportunity to acquire a proprietary interest in the Company through participation in a payroll deduction-based employee stock purchase plan. An aggregate of 250,000 shares of Common Stock have been reserved for issuance over the ten-year term of the 1997 Purchase Plan. The purchase price per share at which Common Stock can be purchased by the participant on each purchase date within an offering period is equal to eighty-five percent of the fair market value per share of Common Stock.

Option Grants in the Last Fiscal Year

     There were no option grants during the fiscal year ended December 31, 2003 except for the automatic grants of 5,000 shares to each of the six non-employee directors.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table sets forth certain information concerning the number and value of unexercised options to purchase Common Stock by the Named Executive Officers at December 31, 2003. No stock options were exercised by such persons in 2003.

AGGREGATED OPTION EXERCISES IN 2003 AND OPTION
VALUES AT DECEMBER 31, 2003

			Unexercised Options at December 31, 2003
			Number of	Value of
			Underlying	In-the-Money
		Value	Securities	Options
	Shares Acquired	Realized	Exercisable/	Exercisable/
Name	On Exercise (#)	($)	Unexercisable (a)	Unexercisable ($)(b)
Fred L. Callon	0	0	335,458/20,917	148,430/129,516
Dennis W. Christian (c)	0	0	294,617/19,233	179,264/119,084
John S. Weatherly	0	0	267,333/16,667	156,807/103,169
Kathy G. Tilley (c)	0	0	195,500/15,000	118,813/92,850
Stephen F. Woodcock	0	0	111,250/14,500	79,074/89,649

(a)	Represents awards granted under the 1994 Plan, the 1996 Plan, and the 2002 Plan.

(b)	On December 31, 2003, the closing price of the Common Stock on the New York Stock Exchange was $10.37 per share.

(c)	Effective March 9, 2004, Mr. Christian and Ms. Tilley resigned from the Company and placed all option agreements into an escrow account. The option agreements are to be released from escrow and returned to the Company upon receipt of final cash payment pursuant to the Retirement Agreements. Because the option agreements have been placed in escrow, neither Mr. Christian nor Ms. Tilley is permitted to exercise any of the vested options listed in this table.

Long-Term Incentive Plan Awards

     Other than the 1994 Plan, the 1996 Plan, and the 2002 Plan, the Company does not have a long-term incentive plan for its employees.

Compensation Committee Interlocks and Insider Participation

     The members of the Company’s Compensation Committee are Messrs. B. F. Weatherly, Robert A. Stanger, John C. Wallace, and Richard O. Wilson, none of whom are or have been officers or employees of the Company or had a relationship requiring disclosure under this caption.

Report on Executive Compensation

     The Committee’s purpose is to review and approve compensation arrangements for the Company’s Chief Executive Officer, other executive officers and directors. The Compensation Committee also administers certain other employee benefits plans (such as the Company’s 1994, 1996 and 2002 Stock Incentive Plans). The Committee also makes recommendations regarding shareholder approval of amendments to existing plans or the adoption of new plans, and produces an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations. The Committee’s role, composition, duties and responsibilities are set forth in its Charter which was approved by the Board of Directors.

     Executive Compensation Philosophy

     The Company’s executive compensation program is primarily designed to be competitive with other oil and gas exploration and production companies which the Company views as competitors for business, employee talent, and shareholder investments. The Company also recognizes the need to provide compensation that encourages pay for performance and greater executive focus on shareholder value. In this effort, the Committee considers and reviews comparative information provided by management and which is supported by compensation information provided by an executive compensation consulting firm.

     The Company does not have any employment agreements with its executive officers at this time. However, the Compensation Committee believes that, in order to retain highly qualified executives, it must provide these persons with some security against organizational and personnel changes in the event of a change of control of the Company. In order to provide this security, in early 2002, the Company entered into the Severance Compensation Agreements described under “#Employment Agreements, Termination of Employment and Change of Control Arrangements#Severance Compensation Agreements.” The Compensation Committee believes that these agreements are necessary to provide fair treatment to key executives in the event of a change of control. In the future, the Compensation Committee may determine that employment or other agreements with its executive officers, in addition to the Severance Compensation Agreements, are necessary in order to retain key employees and achieve the Company’s long-term growth objectives.

          Base Salaries. Base salaries are designed to be at competitive levels and when combined with the other components of the compensation program, are set to attract and retain qualified executives and managers. Changes in base salaries are made after considering competitive positions in the industry and individual performance.

After reviewing the salary levels of the Company’s peers, the Company decided to increase the base salaries of the Company’s executive officers for 2003 by 2%, representing a “cost of living” adjustment. In addition to evaluating salary increases in the industry, the Compensation Committee also took into account a subjective valuation of each individual officer’s contributions to the Company’s performance in 2002. This cost of living increase was intended to match similar increases by the Company’s competitors and reflects the Compensation Committee’s commitment to maintaining competitive salary levels within the Company and comparable industry groups.

          Annual Cash Bonuses. Cash bonuses provide an opportunity to earn additional cash rewards for yearly business success. The incentive bonus targets for the officers are set annually and are expressed as a percentage of base salary.

          Long-Term Incentives. Long-term incentive compensation provides a reward for business success in future years and, being based on performance, is linked to shareholders’ interests. The Company’s long-term incentives are granted periodically to promote alignment of officer interests with that of shareholders. This type of award could consist of performance stock and/or stock options. Performance stock is the Company’s Common Stock registered in the executive’s name and carry voting rights but restricted from resale until certain vesting occurs. Each year, the Committee determines the amount and proportion of each type of long-term incentive for each Officer.

     Compensation of the Chief Executive Officer

     Mr. Callon’s base salary was increased by the Compensation Committee to $291,317 for 2004 as compared to $285,605 for 2003 in order to keep Mr. Callon’s salary level competitive with the chief executive officer position at peer group companies as well as taking into account the subjective factors described above under “Base Compensation” above. In particular, the Compensation Committee considered Mr. Callon’s leadership role in overseeing the Company’s successful financing of the

Company’s $200 million of indebtedness and the implementation of an acceptable business plan for 2004.

B. F. Weatherly, Chairman
Robert A. Stanger
John C. Wallace
Richard O. Wilson

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change for the five years ended December 31, 2003, in the cumulative total shareholder return on the Company’s Common Stock against the cumulative total return for the (i) Media General Financial Services Industry and Market Index of SIC Group 121 (the “MG Group Index”) consisting of independent oil and gas companies and (ii) the NYSE Market Index. The comparison of total return on an investment for each of the periods assumes that $100 was invested on December 31, 1998 in the Company, the MG Group Index and the NYSE Market Index, and that all dividends were reinvested.

	12/31/1998	12/31/1999	12/29/2000	12/31/2001	12/31/2002	12/31/2003
Callon Petroleum Company	$100	$127	$143	$59	$29	$89
MG Group Index	$100	$125	$197	$167	$168	$255
NYSE Market Index	$100	$109	$110	$99	$79	$105

PROPOSAL II

RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS

Ratification of Independent Auditors

     The Board of Directors has appointed Ernst & Young LLP, independent auditors, for the examination of the accounts and audit of the financial statements of the Company for the year ending December 31, 2004. At the Annual Meeting, the Board of Directors will present a proposal to the Shareholders to approve and ratify the engagement of Ernst & Young LLP. A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if he desires, and to respond to appropriate questions.

     Management recommends that the Shareholders approve and ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2004. Unless otherwise indicated, all properly executed Proxies received by management will be voted for such ratification at the Annual Meeting. An adverse vote will be considered as a direction to the Audit Committee of the Board of Directors to select other auditors in the following year.

SHAREHOLDERS’ PROPOSALS
FOR 2005 ANNUAL MEETING

     Shareholders who desire to present proposals at the 2005 Annual Meeting of Shareholders and to have proposals included in the Company’s proxy materials must submit their proposals to the Company at its principal executive offices not later than December 15, 2004. If the date of the 2005 Annual Meeting of Shareholders is changed by more than 30 days from the date of the 2004 Annual Meeting of Shareholders, the deadline for submitting proposals is a reasonable time before the Company begins to print and mail its proxy materials for its 2005 Annual Meeting of Shareholders.

     The persons named in the Company’s form of proxy for the 2005 Annual Meeting will have discretionary authority to vote any proxies they hold at such meeting on any matter for which the Company does not receive notice by February 28, 2005, unless the Company changes the date of its 2005 Annual Meeting of Shareholders by more than 30 days from the date of the 2004 Annual Meeting of Shareholders, in which case such persons will be able to exercise discretionary authority if notice of the matter has not been received in a reasonable time before the Company mails its proxy materials for the 2005 Annual Meeting of Shareholders.

     If the date of the 2005 Annual Meeting of Shareholders is advanced or delayed by more than 30 calendar days from the date of the 2004 Annual Meeting of Shareholders, the Company shall, in a timely manner, inform Shareholders of such change, by including a notice, under Item 5, in its earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in the Company’s proxy statement and the new date for determining whether the Company may exercise discretionary voting authority because it has not received timely notice of a matter.

     In order to avoid controversy as to the date on which the Company receives any such proposal, it is suggested that Shareholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery.

FINANCIAL STATEMENTS

     Financial statements of the Company for its most recent fiscal year are contained in the 2003 Annual Report and the Company’s Report on Form 10-K. Printed copies of the Company’s Annual Report and the Company’s Report on Form 10-K are available to Shareholders upon written request to the Investor Relations Department, Callon Petroleum Company, 200 North Canal Street, Natchez, Mississippi 39120. You may also view the documents on the Company’s website.

OTHER BUSINESS

     The Board of Directors does not know of any matter to be acted upon at the Annual Meeting other than those described above. If other business comes before the Annual Meeting, the persons named on the Proxy will vote the Proxy in accordance with what they consider to be in the best interests of the Company and its Shareholders.

By order of the Board of Directors

/s/ Fred L. Callon
Fred L. Callon
President and Chief Executive Officer

Natchez, Mississippi
April 16, 2004

Appendix A

CALLON PETROLEUM COMPANY
Audit Committee Charter
(As revised April 2004)

This Audit Committee Charter (“Charter”) sets forth the purpose and membership requirements of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) and establishes the authority and responsibilities delegated to it by the Board.

1.	Purpose. The purpose of the Committee is to oversee (i) the integrity of the Company’s financial statements and disclosures, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditing firm (the “External Auditor”), (iv) the performance of the Company’s internal audit function and External Auditors, (v) the Company’s internal control systems, and (vi) the Company’s procedures for monitoring compliance with the Company’s Code of Business Conduct and Ethics.

2.	Committee Members.

2.1.	Composition and Appointment. The Committee shall consist of three (3) or more members of the Board. The Board shall designate members of the Committee. The members and Chairperson of the Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Membership on the Committee shall rotate at the Board’s discretion. The Board shall fill vacancies on the Committee and may remove a Committee member from the membership of the Committee at any time without cause. Members shall serve until their successors are appointed by the Board.

2.2.	Independence. Each member of the Committee must meet the independence requirements of the New York Stock Exchange (“NYSE”) and applicable state and federal law, including the rules and regulations of the Securities and Exchange Commission (“SEC”).

2.3.	Financial Literacy. Each member of the Committee shall, in the Board’s judgment, be financially literate or must become financially literate within a reasonable period of time after such member’s appointment to the Committee. At least one member of the Committee shall, in the Board’s judgment, have accounting or related financial management expertise. In addition, in connection with the preparation of any reports regarding the financial experience of the members of the Committee to be included in the Company’s periodic public reports, the Board shall determine with respect to each member of the Committee whether or not, in the Board’s judgment, such member is an “audit committee financial expert,” as such term is defined by the SEC.

2.4.	Subcommittees. The Committee shall have the authority to delegate authority and responsibilities to subcommittees; provided, that no subcommittee shall consist of less than two members.

2.5.	Simultaneous Service on Other Audit Committees. If a member of the Committee serves on the audit committee (or, in the absence of an audit committee, the board committee performing equivalent functions, or, in the absence of such committee, the board of directors) of more than two (2) other public companies, the Board must affirmatively determine that such simultaneous service on multiple audit committees will not impair the ability of such member to serve on the Committee. The basis for the Board’s determination shall be disclosed in the Company’s proxy statement prepared in connection with its annual meeting of stockholders.

3.	Authority.

3.1.	Education. To help ensure that the members of the Committee have the proper knowledge to perform their responsibilities, Committee members shall have the authority, at the Company’s expense, to attend outside educational programs, retain outside professionals to conduct educational programs and undertake other appropriate steps to keep current with developments in accounting, disclosure, risk management, internal controls, auditing and other matters that are relevant to the carrying out of the Committee’s responsibilities.

3.2.	Advisors. The Committee shall have the authority to retain, at the Company’s expense, independent legal, financial and other advisors (“Advisors”) it deems necessary to fulfill its responsibilities.

3.3.	Investigations. The Committee shall have the authority to conduct investigations that it deems necessary to fulfill its responsibilities.

3.4.	Information. The Committee shall have the authority to require any officer, director or employee of the Company, the Company’s outside legal counsel and the External Auditor to meet with the Committee and any of its Advisors and to respond to the Committee’s inquiries. The Committee shall have full access to the books, records and facilities of the Company in carrying out its responsibilities.

3.5.	Funding. The Committee shall have the authority to determine, on behalf of the Company, the compensation of (i) the External Auditor for its services in rendering an audit report and (ii) any Advisors employed by the Company pursuant to Section 3.2.

4.	Meetings.

4.1.	Frequency of Meetings. The Committee shall meet, or otherwise discuss, at least once per fiscal quarter in connection with (i) its review of the Company’s financial statements and the disclosures that are to be included in the Company’s Form 10-Q and Form 10-K filings with the SEC, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (ii) the preparation of the Committee’s report to be included in the Company’s proxy statement in connection with the Company’s annual meeting of stockholders pursuant to Section 10.4 below. The Chairperson may call a special meeting at any time he or she deems advisable.

4.2.	Executive Sessions. The Committee shall maintain free and open communication with (i) the Company’s chief executive officer (“CEO”), (ii) the Company’s chief financial officer (“CFO”) being responsible for all financial matters and overseeing internal auditing (“Internal Auditor”), (iii) the External Auditor, and (iv) the Company’s general counsel, or outside legal counsel retained for general corporate purposes, (“General Counsel”) and shall periodically meet in separate executive (private) sessions with each such person and other members of the Company’s management to discuss any matters that the Committee or any such person believes should be discussed privately with the Committee.

4.3.	Minutes. Minutes of each meeting of the Committee shall be kept by the corporate secretary to document the discharge by the Committee of its responsibilities. A copy thereof shall be incorporated with and into the next regularly scheduled meeting of the Board.

4.4.	Quorum. A quorum shall consist of the greater of one-half of the Committee’s membership or two persons. The act of a majority of the Committee members present at a meeting at which a quorum is present shall be the act of the Committee.

4.5.	Agenda. The Chairperson of the Committee shall prepare an agenda for each meeting of the Committee, in consultation with Committee members and any appropriate member of the Company’s management or staff, as necessary. As requested by the Chairperson, members of the Company’s management and staff shall assist the Chairperson with the preparation of any background materials necessary for any Committee meeting.

4.6.	Presiding Officer. The Chairperson of the Committee shall preside at all Committee meetings. If the Chairperson is absent at a meeting, a majority of the Committee members present at a meeting shall appoint a different presiding officer for that meeting.

5.	External Auditor Oversight.

5.1.	Selection and Evaluation. Subject to shareholder ratification, if such ratification is required by applicable law or the certificate of incorporation or the bylaws of the Company, the Committee shall have sole responsibility for the appointment, retention, oversight, termination and replacement of the External Auditor and for the approval of all audit and engagement fees. The Committee shall annually, following the completion of the audit reports and at such other times as it deems appropriate, evaluate the performance of the External Auditor, including a specific evaluation of the External Auditor’s lead (or coordinating) audit partner having primary responsibility for the Company’s audit.

5.2.	Pre-Approval of External Auditor Services.

5.2.1.	Committee Pre-Approval. No audit services or non-audit services shall be provided to the Company by the External Auditor unless first pre-approved by the Committee and unless permitted by applicable securities laws and the rules and regulations of the SEC. If the Committee approves an audit service within the scope of the engagement of the External Auditor, such audit service shall be deemed to have been pre-approved for purposes of this Section.

5.2.2.	Pre-Approval Exception. Pre-approval shall not be required under Section 5.2.1. for non-audit services provided by the External Auditor, if (i) the aggregate amount of all such non-audit services provided to the Company constitutes not more than the five percent (5%) of the total amount of revenues paid by the Company to the External Auditor during the fiscal year in which such non-audit services are provided, (ii) such non-audit services were not recognized by the Company at the time of the External Auditor’s engagement to be non-audit services, and (iii) such non-audit services are promptly brought to the attention of the Committee and approved by the Committee prior to the completion of the audit.

5.2.3.	Delegation of Pre-Approval Authority. The Committee may delegate to one (1) or more members of the Committee the authority to grant pre-approval of non-audit services required by this Section, including the pre-approval described in clause (iii) of Section 5.2.2. The decision of any member to whom such authority is delegated to pre-approve non-audit services shall be presented to the full Committee for its approval at its next scheduled meeting.

5.3.	Independence. The Committee shall periodically meet with management, the Internal Auditor and the External Auditor to assess and satisfy itself that the External Auditor is “independent” in accordance with the rules and regulations of the NYSE and the SEC. The Committee shall annually obtain from the External Auditor a written statement delineating (i) all relationships between the External Auditor and the Company that may impact the External Auditor’s objectivity and independence, (ii) confirmation that none of the Company’s CEO, controller, CFO, chief accounting officer, Internal Auditor, or any person serving in an equivalent position to any of the foregoing for the Company, was employed by such External Auditor and participated in any capacity in the audit of the Company during the one (1) year period preceding the date of the initiation of the audit for which the External Auditor is engaged, and (iii) all the disclosures required by Independence Standards Board Standard No. 1.

5.4.	Quality Control. The Committee shall annually obtain from the External Auditor a written report describing (i) the External Auditor’s internal quality-control procedures; and (ii) any material issues raised by (a) the External Auditor’s most recent internal quality-control review or peer review, or (b) any inquiry or investigation by governmental or accounting profession authorities, in each case, within the preceding five years, respecting one or more independent audits carried out by the External Auditor, and any steps taken to deal with any such issues.

5.5.	Audit Partner Rotation. The Committee shall annually obtain from the External Auditor a written statement confirming that neither the lead (or coordinating) audit partner having primary responsibility for the Company’s audit nor the audit partner responsible for reviewing the Company’s audit has performed audit services for the Company in each of the Company’s five (5) previous fiscal years.

5.6.	External Auditor Reports Review. The Committee shall review with management, the Internal Auditor and the External Auditor (i) the reports required to be prepared by the External Auditor under Section 10A(k) of the Securities Exchange Act of 1934 regarding (a) all critical accounting policies and practices used by the Company and (b) all alternative treatments of the Company’s financial information within GAAP that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the External Auditor; and (ii) all other material written communications between the External Auditor, management and the Internal Auditor, such as any management letter or schedule of unadjusted differences.

5.7.	Internal Control Assessment. The Committee shall annually obtain from the External Auditor a written report in which the External Auditor attests to and reports on the assessment of the Company’s internal controls made by the Company’s management.

5.8.	Accountability of External Auditor. The External Auditor shall report directly to the Committee and shall be ultimately accountable to the Committee. The Committee shall obtain an annual written statement from the External Auditor confirming its accountability to the Committee.

5.9.	Audit Assessment. The Committee shall annually assess with management, the Internal Auditor and the External Auditor any problems or difficulties encountered in connection with the audit process and managements’ response, including any restrictions on the scope of the External Auditor’s activities or on access to requested information, any accounting adjustments that were noted or proposed by the External Auditor but were “passed” (as immaterial or otherwise), any communications between the External Auditor’s team assigned to the Company’s audit and the External Auditor’s national office respecting auditing or accounting issues presented by the Company’s audit, and any “management” or “internal control” letter issued, or proposed to be issued, by the External Auditor to the Company.

5.10.	SAS 61 Communications. The Committee shall discuss with the External Auditor the matters required to be discussed under Statement on Auditing Standards No. 61.

5.11.	Audit Disagreement Inquiry. The Committee shall periodically inquire of management and the External Auditor as to any disagreements that may have occurred between them relating to the Company’s financial statements or disclosures. The Committee shall have sole responsibility for the resolution of any disagreements between management and the External Auditor regarding financial reporting.

5.12.	Hiring Policy. The Committee shall draft a policy regarding the hiring by the Company of employees or former employees of the Company’s External Auditors. After consideration of the pressures that may exist for employees of the External Auditor to consciously or subconsciously seek employment with the Company, the Committee shall make a determination as to whether or not such policy should be disclosed to the External Auditor and whether or not the External Auditor should be required to disclose such policy to each of its employees that provide services in connection with the Company’s audit.

6.	Internal Auditing Oversight.

6.1.	Internal Auditing Staff. The Committee shall annually evaluate the performance of the Internal Auditor and the internal auditing department, or the entity retained to provide internal audit services, with management and the External Auditor.

6.2.	Internal Audit Process. The Committee shall oversee the Company’s internal audit function and any other appropriate control process in place for reviewing and approving the Company’s internal transactions and accounting; provided, that (i) this Section 6.2 shall not be construed to require the Company to establish a separate internal audit department or dedicate employees to the task on a full-time basis and (ii) the Company may choose to outsource this function to a firm other than the External Auditor. The Committee shall meet periodically, at its discretion, with the Internal Auditor, the External Auditor and management to review (i) plans for the internal audit program (including scope, responsibilities, budget and staffing) for the coming year, (ii) the coordination of such plans with the work of the External Auditor, and (iii) the progress and results of the internal auditing process.

6.3.	Internal Audit Reports. The Committee shall meet periodically, at its discretion, with the Internal Auditor to review any significant reports to management prepared by the internal auditing staff together with management’s response and follow-up to these reports. The Internal Auditor shall provide a summary of all significant internal audit reports to the Committee each quarter.

7.	Financial Statements and Disclosure Oversight.

7.1.	SEC Filings and Earnings Releases and Guidance. Prior to the filing by the Company with the SEC of any annual report on Form 10-K or any quarterly report on Form 10-Q, the Committee shall review with management and the External Auditor the financial statements and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. In addition, the Committee shall periodically, at its discretion, review with management and the External Auditor the Company’s procedures (including types of information to be disclosed and the type of presentation to be made) with respect to press releases that contain information regarding the Company’s historical or projected financial performance and the provision of any such information, earnings guidance or other financial information to a financial analyst or rating agency. Such reviews should include consideration of (i) off-balance sheet transactions, obligations (including contingent obligations) and other relationships with unconsolidated entities or other persons that may have a current or future effect on the Company’s financial condition, results of operation, liquidity, capital expenditures or significant components of revenues or expenses; (ii) pro forma financial information, including any information required to reconcile such information with financial information prepared in accordance with GAAP; (iii) underlying estimates upon which the presented financial information is based; (iv) the reasonableness of significant judgments made in the preparation of the presented financial information; (v) whether, notwithstanding proper technical application of the applicable accounting rules, the presented financial information conforms to the accounting principles upon which the relevant accounting rules are based; and (vi) whether, notwithstanding proper technical application of the applicable accounting rules, the presented financial information misleads investors as to the Company’s underlying economic condition.

7.2.	Accounting Changes. The Committee shall, before their implementation, review with management and the External Auditor and approve all significant changes proposed to be made in the Company’s accounting principles and practices.

7.3.	Adequate Disclosure. The Committee shall periodically, at its discretion, inquire of management, the External Auditor, the General Counsel and, if the Committee deems it appropriate, outside legal counsel as to whether the Company’s financial statements comport with the disclosure requirements of federal securities laws, notwithstanding their conformity to accounting principles and practices.

7.4.	Criticisms. The Committee shall periodically, at its discretion, inquire of management, the General Counsel and the External Auditor as to their knowledge of any criticism of the Company’s financial statements or disclosures by any financial analysts, rating agencies, media sources or other reliable third-party sources. The Committee shall establish procedures for (i) the receipt, retention, investigation and resolution of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

8.	Internal Controls and Compliance with Laws and Regulations and Code of Business Conduct and Ethics Oversight.

8.1.	Internal Controls and Compliance Policies. For the purpose of assessing their adequacy and effectiveness, the Committee (i) shall periodically, at its discretion, review and assess with management, the Internal Auditor, the General Counsel and the External Auditor (a) the internal control systems of the Company, including whether such controls are reasonably designed to ensure that appropriate information comes to the attention of the Committee in a timely manner, prevent violations of law and corporate policy and permit the Company to prepare accurate and informative financial reports, (b) the Company’s policies on compliance with laws and regulations, (c) the Company’s Code of Business Conduct and Ethics, and (d) the methods and procedures for monitoring compliance with such policies; and (ii) shall elicit any recommendations for the improvement of the Code of Business Conduct and Ethics and such controls, policies, methods and procedures. The Committee shall review with management and the External Auditor, prior to its annual filing, the internal control report (containing the annual assessment of the effectiveness of the internal control structure and procedures of the Company for ensuring the accuracy of public disclosures) that is required to be filed by the Company with the SEC on Form 10-K.

8.2.	Information Security. The Committee shall periodically, at its discretion, review and assess with management and the External Auditor the adequacy of the security for the Company’s information systems and the Company’s contingency plans in the event of a systems breakdown or security breach.

8.3.	Code of Business Conduct and Ethics Violations and Waivers. The Committee shall periodically, at its discretion, inquire of management, the Internal Auditor and the External Auditor as to their knowledge of (i) any violation of the Code of Business Conduct and Ethics, (ii) any waiver of compliance with the Code of Business Conduct and Ethics, and (iii) any investigations undertaken with regard to compliance with the Code of Business Conduct and Ethics. Any waiver of the Code of Business Conduct and Ethics with respect to a director or executive officer may only be granted by the Committee. All waivers granted by the Committee shall be promptly reported to the entire Board and be publicly disclosed as required by the rules and regulations of the SEC and NYSE.

8.4.	Misconduct Allegations. The Committee shall periodically, at its discretion, inquire of management and the General Counsel of their knowledge of any allegations of director or officer misconduct or misconduct by the Company (whether made by employees or third parties).

8.5.	Disagreements with Legal Counsel. The Committee shall periodically, in its discretion, inquire of management, the General Counsel and, if appropriate, outside legal counsel of any disagreements that may have occurred between management and legal counsel regarding any public disclosures or any other legal compliance issue.

8.6.	Related Party Transactions Oversight. The Company shall not enter into a related party transaction unless such transaction is approved by the Committee after a review of the transaction by the Committee for potential conflicts of interest. A transaction will be considered a “related party transaction” if the transaction would be required to be disclosed under Item 404 of Regulation S-K.

9.	Risk Management Oversight.

9.1.	Risk Exposure. The Committee shall periodically meet with management and each Independent Auditor to review and discuss (a) guidelines and policies with respect to risk assessment and risk management to the extent necessary or appropriate to govern the process by which the Company’s risk assessment and management is undertaken and handled (although the Committee is not required to be the sole body responsible for risk assessment and management) and (b) the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. If the Company manages and assesses its risk through mechanisms other than the Committee, the mechanisms need not be replaced by the Committee, but the processes in place should be reviewed in a general manner by the Committee.

9.2.	Insurance. The Committee shall periodically review and assess insurance coverage, including Directors and Officers Liability, property and casualty loss, errors and omissions and surety bonds, with management and, at the Committee’s discretion, General Counsel.

9.3.	Special-Purpose Entities and Off-Balance Sheet Transactions. The Committee shall periodically meet with management, the Internal Auditor, the General Counsel and the External Auditor to review and assess all “special-purpose” entities of the Company and all complex financing transactions involving the Company, including all related off-balance sheet accounting matters.

9.4.	Consultation with Legal Counsel. The Committee shall periodically, at its discretion, review with the General Counsel and, if the Committee deems it appropriate, outside legal counsel legal matters (including material claims, pending legal proceedings, government investigations and material reports, notices or inquires received from governmental agencies) that may have a significant impact on the Company’s financial statements or risk management.

10.	Reports and Assessments.

10.1.	Board Reports. The Chairperson of the Committee shall, periodically, at his or her discretion, report to the Board on Committee actions and on the fulfillment of the Committee’s responsibilities under this Charter. Such reports shall include any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s External Auditors and the performance of the Company’s internal audit function. This report shall be presented and incorporated with and into the next regularly scheduled Board meeting.

10.2.	Charter Assessment. The Committee shall annually assess the adequacy of this Charter and advise the Board and the Nominating and Corporate Governance Committee of its assessment and of its recommendation for any changes to the Charter. The Committee shall, if requested by management, assist management with the preparation of a certification to be presented annually to the NYSE affirming that the Committee reviewed and reassessed the adequacy of this Charter.

10.3.	Committee Self-Assessment. The Committee shall annually make a self-assessment of its performance and shall report the results of such self-assessment to the Board and the Nominating and Corporate Governance Committee.

10.4.	Proxy Statement Report. The Committee shall prepare an annual report as required by the rules and regulations of the SEC and submit it to the Board for inclusion in the Company’s proxy statement prepared in connection with its annual meeting of stockholders.

10.5.	Recommend Action. The Committee shall annually make a determination as to whether to recommend to the Board that the audited financials (certified by the External Auditor) be included in the Company’s annual report on Form 10-K for filing with the SEC.

10.6.	Board Access to External Auditor. The Committee shall, whenever the Board of Directors or the Committee deems it appropriate, have the External Auditor attend a meeting of the Board to discuss specific issues and to answer questions from the directors.

11.	General.

11.1.	Financial Statement Responsibility. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and disclosures, and the External Auditor is responsible for auditing year-end financial statements and reviewing quarterly financial statements and conducting other procedures. It is not the duty of the Committee to certify the Company’s financial statements, to guarantee the External Auditor’s report or to plan or conduct audits. Since the primary function of the Committee is oversight, the Committee shall be entitled to rely on the expertise, skills and knowledge of management, the Internal Auditor and the External Auditor and the accuracy of information provided to the Committee by such persons in carrying out its oversight responsibilities. Nothing in this Charter is intended to change the responsibilities of management and the External Auditor.

11.2.	Charter Guidelines. While the responsibilities of the Committee set forth in Section 5 through 10 above are contemplated to be the principal recurring activities of the Committee in carrying out its oversight function, these responsibilities are to serve as a guide with the understanding that the Committee may diverge from them as it deems appropriate given the circumstances.

12.	Qualified Legal Compliance Committee Duties.

12.1.	Purpose. The Committee shall fulfill the requirements of a Qualified Legal Compliance Committee, as defined in Part 205 of Title 17, Chapter II of the Code of Federal Regulations (“Part 205”).

12.2.	Written Procedures. The Committee shall have the authority and responsibility to establish written procedures to confidentially receive, consider and retain reports of evidence of a material violation by the Company, its officers, directors, employees or agents of federal or state securities laws, material breach of fiduciary duty, or a similar material violation of any federal or state law.

12.3.	Report Submission. The Committee shall have the authority and responsibility to inform the Company’s chief legal officer, as such term is used in Part 205 (“CLO”), and CEO (or the equivalents thereof) of any report of evidence of a material violation (except in case of futility).

12.4.	Investigation Determination. The Committee shall determine whether an investigation is necessary regarding any report of evidence of a material violation by the Company, its officers, directors, employees or agents. If the Committee determines an investigation is necessary or appropriate, the Committee shall (i) notify the Board of its determination to investigate, (ii) initiate an investigation, which may be conducted either by the CLO (or the equivalent thereof) or by outside counsel, and (iii) retain such additional Advisors to assist in such investigation as the Committee deems necessary or appropriate.

12.5.	Conclusion of Investigation. At the conclusion of any investigation the Committee shall (i) have the authority and responsibility to recommend, by majority vote, that the Company implement an appropriate response to evidence of a material violation, and (ii) inform the Company’s CLO and CEO (or the equivalents thereof) and the Board of the results of any such investigation and the appropriate remedial measures to be adopted, if any.

12.6.	Notification of SEC. The Committee shall have the authority to take all other appropriate action, including the authority to notify the SEC in the event that the Company fails in any material respect to implement an appropriate response that the Committee has recommended the Company to take; provided, that the Committee determines, by majority vote and after consultation with counsel, that such notification would be required by law or in the best interest of the Company.

12.7.	General Authority. The Committee shall have the authority to take any other action necessary to meet the requirements of a Qualified Legal Compliance Committee under Part 205.

CALLON PETROLEUM COMPANY
200 North Canal Street, Natchez, Mississippi 39120

Proxy Solicited on Behalf of the Board of Directors
of the Company for the Annual Meeting on May 6, 2004

     The undersigned hereby constitutes and appoints John S. Callon and Fred L. Callon and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent and to vote, as designated on the reverse, all of the shares of Common Stock of Callon Petroleum Company, held of record by the undersigned on March 26, 2004 at the Annual Meeting of Shareholders to be held in the St. Louis Room of the Natchez Convention Center, 211 Main Street, Natchez, Mississippi 39120 on May 6, 2004, and at any adjournments thereof, on all matters coming before said meeting.

     IF NO DIRECTION AS TO THE MANNER OF VOTING THIS PROXY IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2 AS INDICATED ON THE REVERSE SIDE HEREOF.

     You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

CALLON PETROLEUM COMPANY

May 6, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Ñ Please detach along perforated line and mail in the envelope provided. Ñ

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐	FOR ALL NOMINEES	NOMINEES:
ο Robert A. Stanger
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	ο John C. Wallace ο Richard O. Wilson

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as independent auditors.	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE STAMPED, PRE-ADDRESSED ENVELOPE ENCLOSED.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder                                                                   Date:                                               Signature of Shareholder                                                                         Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.